Exhibit 99.1

Stock Option Exercise Plan for Lars Westerberg

(Stockholm, Sweden, April 24, 2008) – – –  The chairman of the Autoliv. Inc Board of Directors, Mr. Lars Westerberg, holds 241,500 stock options in the Company. He has received them as part of his regular, annual compensation during his eight years as the President and CEO of the Company. The options have exercise prices varying from $16.99 to $59.01.

According to the rules from 1997, an Autoliv employee retiring from the Company has to exercise such options within two years from his retirement, or the options will be cancelled. In Mr. Westerberg’s case, the two-year period ends on March 31, 2009.

He has now informed the Company that he has decided to utilize the four quarters that remain to this deadline to exercise those of his stock options that are in the money. His intention is to exercise the options in an orderly manner in four similarly sized portions each quarter.

Mr. Westerberg and his family also holds 80,000 Autoliv Inc. shares. He has informed the Company that he and his family will continue to hold them since they are not subject to the same time restriction as stock options for key employees.

Inquiries:
Lars Westerberg. Tel +46-705-91 10 37